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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE


Investor Contract:  Mark Jewett
                    Vice President of Finance
                    706-846-3126
Website:            http://www.HMPvascular.com


              HORIZON MEDICAL PRODUCTS, INC. ANNOUNCES ACQUISITION
                        OF CRYOLIFE(R), INC. SUBSIDIARY

     Atlanta, GA - September 30, 1998 - Horizon Medical Products, Inc. (NASDAQ:HMPS), announced today the completion of its previously signed intent to acquire Ideas for Medicine, Inc. ("IFM"), a wholly-owned subsidiary of Cryolife(R), Inc. (NYSE:CRY), to acquire the IFM product lines, inventory and intellectual property. The purchase price, paid in cash, was $15 million.

     The IFM product line consists of proprietary single use medical devices such as the Pruit-Inahara carotid shunts, which divert blood through arteries using a dual balloon device that prevents vessel damage while surgeons remove plaque in the carotid artery, and IFM embolectomy catheters. The embolectomy catheter is used primarily for the removal of emboli from clotted hemodialysis access grafts. This device uses a proven balloon and catheter system with an additional safety balloon to prevent graft damage and unnecessary balloon rupture.

     Marshall B. Hunt, Chairman and Chief Executive Officer of HMP, further commented, "The strategic acquisition of Ideas for Medicine provides and excellent platform from which to grow, enabling HMP's sales force to further leverage its physician relationships. The continued expansion of our vascular access product line further distinguished HMP as a leader in these markets."

     "These products are a perfect compliment to our existing line of vascular access ports and hemodialysis catheters. This is just one more step to provide vascular and general surgeons and international radiologist the best products and services" stated William E. Peterson, Jr. President of HMP.

     Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and in the Company's Prospectus on Form S-1 filed with the Securities and Exchange Commission. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligations to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Horizon Medical Products, Inc. Headquartered in Manchester, Georgia, is a rapidly growing specialty medical device company focused on manufacturing and marketing vascular access products. The Company's vascular access product lines include implantable ports, which are used primarily in cancer treatment protocols, and specialty catheters, which are used in hemodialysis and stem cell aphersis procedures.

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